CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
Brian.Turcotte@officedepot.com

Brian Levine
Public Relations
561-438-2895
Brian.Levine@officedepot.com

OFFICE DEPOT TO RELEASE THIRD-QUARTER EARNINGS TUESDAY, OCTOBER 30, 2007

Delray Beach, Fla., September 11, 2007 - Office Depot, Inc. (NYSE:ODP), a leading global provider of office products and services, will release third-quarter earnings for the fiscal period ending September 29, 2007 on Tuesday, October 30, 2007. The Company will host a webcast to discuss earnings at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Tuesday, October 30, 2007.

To listen via webcast, please visit Office Depot’s Investor Relations website at http://investor.officedepot.com. A replay of the webcast and a copy of the presentation will also be available on the website.

Please note that Office Depot will observe a quiet period commencing September 15, 2007, and extending to the date on which it will release its earnings, October 30, 2007, during which the Company will not have discussions with the investment community. However, during this quiet period, questions may be e-mailed to Investor.Relations@officedepot.com and the Company may respond by posting the question and answer on its website.

About Office Depot

Office Depot provides more office products and services to more customers in more countries than any other company.

Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of over $15.4 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 43 countries.

Office Depot is a leader in every distribution channel -- from retail stores and contract delivery to catalogs and e-commerce. As of June 30, 2007, Office Depot had 1,186 retail stores in North America and another 369 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.7 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.